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                                                                   EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

               This EMPLOYMENT AGREEMENT is entered into as of this 17th day of March, 2000, by and between Complete Business Solutions, Inc., a Michigan corporation (the "Company"), and Raj B. Vattikuti (the "Executive").

                             W I T N E S S E T H :

               WHEREAS, pursuant to and subject to the terms of the Stock Purchase Agreement dated as of the date hereof, among CDR-COOKIE Acquisition, L.L.C. and CDR-COOKIE Acquisition VI-A, L.L.C. (collectively, "CD&R") and the Company (the "Purchase Agreement"), CD&R is to purchase shares of capital stock and own securities of the Company (the "Transaction");

               WHEREAS, the Executive currently serves as President and Chief Executive Officer ("CEO") of the Company pursuant to the Employment Agreement, dated December 12, 1996 (the "Prior Agreement"), between the Company and the Executive;

               WHEREAS, the Company desires, following the consummation of the Transaction to continue to employ the Executive, and the Executive desires to accept such continued employment, in each case upon the terms and conditions set forth herein; and

               WHEREAS, the Company recognizes and the Executive agrees that, as a significant shareholder and key employee of the Company prior to the Transaction, if the Executive were to compete with the Company following the Transaction , he could cause the Company great harm; and

               WHEREAS, CD&R has informed the Company and the Executive, and the Company and the Executive acknowledge and agree that the Executive's entering into this Agreement is a material inducement to CD&R's agreeing to enter into the Purchase Agreement.

               NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and the Executive hereby agree as follows:

               1. Agreement to Employ; No Conflicts. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts continued employment by the Company. The Executive represents that he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound.

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               2. Term; Position and Responsibilities.

               (a) Term of Employment. Unless the Executive's employment shall sooner terminate pursuant to Section 6, the Company shall employ the Executive for a term commencing on the date of the first closing under the Purchase Agreement (the "Effective Time") and ending on the fifth anniversary thereof (the "Initial Term"); provided that, unless either party shall notify the other in writing of such party's refusal to extend or renew this Agreement, effective on the first anniversary of the Effective Time and each subsequent anniversary thereof, the term of this Agreement shall be extended and renewed automatically for one additional year, so that the term of this Agreement upon such renewal shall always be five years. The period during which the Executive is employed pursuant to this Agreement shall be referred to as the "Employment Period."

               (b) Position and Responsibilities. During the Employment Period, the Executive shall serve as Co-Chairman of the Company and shall have such duties and responsibilities consistent with the Executive's title and position as the Board of Directors of the Company (the "Board") specifies from time to time, including, without limitation, the primary responsibility (in consultation with the Company's CEO and the Company's other Co-Chairman) for (i) the operations of Synova, Inc. ("Synova"), Bridge Strategies Group LLC ("Bridge") and New Business Opportunities and (ii) corporate transformation issues relating to the Company's Asia operations; provided, however, that the Company shall engage in any New Business Opportunity only after the Executive has consulted with the other Co-Chairman of the Company and in accordance with the guidelines established by the Board from time to time. Additionally, the Executive shall continue to serve as the Company's CEO until the earlier of (i) such time as the Company hires a new CEO and (ii) December 31, 2000, at which point the Executive shall resign as CEO of the Company, but remain a Co-Chairman of the Company. The Executive acknowledges and agrees that (i) Ned C. Lautenbach or a replacement professional employee of Clayton, Dublier & Rice, Inc. (who shall be selected by Clayton, Dublier & Rice, Inc. and shall be reasonably satisfactory to the Company) shall serve as the other Co-Chairman of the Company, (ii) in his capacity as Co-Chairman, Mr. Lautenbach (or his replacement) shall have primary responsibility (to the extent practicable, in consultation with the Company's CEO and the other Co-Chairman with respect to material issues prior to the presentation of such issues to the Board) for (A) recruiting and selecting a new CEO for the Company (subject to the approval of the Executive Committee of the Board), (B) the Company's operations other than Synova, Bridge and New Business Opportunities, and (C) the integration of the Company's Asia operations with its U.S. and European operations, and (iii) Mr. Lautenbach (or his replacement) shall serve as Chairman of the Company's Executive Committee. The Executive shall devote all of his skill, knowledge and working time to the conscientious performance of the duties and responsibilities of his positions hereunder, except for (i) vacation time and absence for sickness or similar disability or pursuant to the Company's policies and (ii) to the extent that it does not interfere with the performance of





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the Executive's duties hereunder and is in compliance with the Executive's covenants and obligations under Section 8 (A) such reasonable time as may be devoted to service on boards of directors of other corporations and entities and the fulfillment of civic, philanthropic and personal responsibilities and (B) such reasonable time as may be necessary from time to time for personal financial matters.

               3. Base Salary. As compensation for the services to be performed by the Executive during the Employment Period, the Company shall pay the Executive a base salary at an annualized rate of $500,000, payable in installments on the Company's regular payroll dates. The Compensation Committee of the Board shall review the Executive's base salary annually during the Employment Period and, in its sole discretion, may increase (but may not decrease) such base salary from time to time based upon the performance of the Executive, the financial condition of the Company, prevailing industry salary levels and such other factors as the Compensation Committee shall consider relevant. (The annual base salary payable to the Executive under this Section 3, as the same may be increased from time to time, shall hereinafter be referred to as the "Base Salary.")

               4. Incentive Compensation Arrangements.

               (a) Annual Incentive Compensation. The Company shall establish an annual bonus plan for its executive officers (the "Bonus Plan"). During the Employment Period, the Executive shall be entitled to participate in the Bonus Plan in accordance with the generally applicable terms thereof as in effect from time to time, provided that the Bonus Plan shall provide that, for each fiscal year of the Company ending during the Employment Period (each such year, a "Bonus Year"), the Executive shall be entitled to an annual incentive bonus under the Bonus Plan of up to 100% of his Base Salary for such Bonus Year if the Company and the Executive have achieved the target financial and other performance objectives established by the Compensation Committee or the Board for such Bonus Year, which objectives shall be reasonably acceptable to the Executive. The annual incentive bonus payable to the Executive under the Bonus Plan shall be paid in cash and shall be paid no later than 30 days following receipt by the Board of the consolidated financial statements of the Company for the applicable Bonus Year.

               (b) Compensation after Change in Control. If, after a Change in Control (as defined in Section 12(i)), neither the Executive nor the Company terminates the Executive's employment with the Company, the Executive shall receive as full compensation for the Executive's services as Co-Chairman for the remainder of the then current term of this Agreement: (i) Base Salary that is not less than his Base Salary in effect immediately prior to the Change in Control; (ii) an annual bonus equal to the greater of the Executive's most recent annual bonus or the annual bonus received immediately prior to the Executive's most recent annual bonus; and (iii) the fringe benefits provided in
Section 5.




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               5. Employee Benefits; Perquisites, etc.

               (a) Vacation. The Executive shall be entitled each year to a paid vacation of not less than four weeks or such greater amount as shall be determined in accordance with the policy of the Company established from time to time.

               (b) Employee Benefits. During the Employment Period, the Executive shall be entitled to participate in the incentive, profit sharing, pension, retirement, deferred compensation, savings, life, medical, dental, disability and other welfare benefit plans maintained by the Company for its senior executives in accordance with the terms thereof, as the same may be amended and in effect from time to time. The benefits referred to in this
Section 5 shall be provided to the Executive on a basis that is commensurate with the Executive's position and duties with the Company hereunder.

               (c) Perquisites. During the Employment Period, the Executive shall be entitled to participate in all perquisite programs maintained by the Company for its senior executives, on a basis that is commensurate with the Executive's position and duties with the Company hereunder, in accordance with the terms thereof, as the same may be amended and in effect from time to time.

               (d) Automobile. The Company shall provide the Executive with an automobile suitable for the Co-Chairman of a company such as the Company, consistent with current practice, and the Company shall pay the cost of acquiring, insuring, garaging and maintaining such vehicle.

               (e) Business Travel, Lodging, etc. The Company shall reimburse the Executive for reasonable travel, lodging, meal entertainment and other reasonable expenses incurred by him in connection with his performance of services hereunder upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense and otherwise in accordance with the Company's current business travel and expense reimbursement policy.

               6. Termination of Employment.

               (a) Termination Due to Death, Retirement or Disability. In the event that the Executive's employment hereunder terminates due to his death or is terminated by the Company due to the Executive's Disability (as defined below), no termination benefits shall be payable to or in respect of the Executive except as provided in Section 6(f)(iii). In the event that the Executive's employment hereunder terminates due to his retirement at or after age 65, no termination benefits shall be payable to or in respect of the Executive except as provided in Section 6(f)(ii). For purposes of this Agreement, "Disability" shall mean a physical or mental disability that prevents or is reasonably expected to prevent the performance by the Executive of his duties hereunder for a continuous period of six




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months or longer or 180 days in any consecutive 365 day period. The determination of the Executive's Disability shall (i) be made by an independent physician who is reasonably acceptable to the Company and the Executive (or his representative), (ii) be final and binding on the parties hereto and (iii) be made taking into account such competent medical evidence as shall be presented to such independent physician by the Executive and/or the Company or by any physician or group of physicians or other competent medical experts employed by the Executive and/or the Company to advise such independent physician. The Company may, in its discretion and at its own expense, obtain insurance upon the life of the Executive, the proceeds of which shall be payable to the Company. The Executive hereby consents to the issuance of any such insurance.

               (b) Termination by the Company for Cause. The Company may terminate the Executive's employment for Cause (as defined below) by the Company, provided that the Executive shall be given prior written notice of any proposed termination of his employment for Cause, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination and the Executive shall not have cured such circumstances to the satisfaction of the Board within 20 days of receipt of such written notice. "Cause" shall mean the willful or habitual neglect or willful or habitual failure by the Executive to perform his duties under this Agreement, the dishonesty of the Executive in any material respect in connection with the performance of his duties or if the Executive is convicted of, or pleads guilty or no contest to, a felony.

               (c) Termination Without Cause. The Company may terminate the Executive's employment with or Without Cause. A termination "Without Cause" shall mean a termination of the Executive's employment by the Company other than due to Disability as described in Section 6(a) or for Cause as described in
Section 6(b).

               (d) Termination by the Executive for Good Reason or Change in Control. The Executive may terminate his employment with or without Good Reason. A termination of employment by the Executive for "Good Reason" shall mean a termination by the Executive of his employment with the Company following the occurrence, without the Executive's consent, of any of the following events: (i) the assignment to the Executive of duties or responsibilities that are significantly different from, and that result in a substantial diminution of, the duties or responsibilities that he is to assume at the Effective Time as contemplated by Section 2(b) of this Agreement (other than the duties assigned to the Executive in his capacity as CEO, which shall terminate as provided in
Section 2(b) hereof), (ii) the relocation of the Executive's principal place of business to a place that is more than 30 miles from that in effect as of the date hereof, or (iii) a reduction of the Executive Base Salary or annual bonus opportunity. Additionally, the Executive shall have the right, in his sole discretion for a period of 12 months after a Change in Control of the Company, to terminate his employment hereunder or continue his employment for the remainder of the current term of this Agreement, subject to the terms and conditions hereunder; provided, that such discretion on the part of the




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Executive shall be without prejudice to the right of the Company to terminate his employment in accordance with the terms of this Agreement. No termination of employment by the Executive pursuant to the foregoing sentence shall be deemed to be a termination of the Executive's employment hereunder as a result of resignation or retirement.

               (e) Notice of Termination. Any termination of the Executive's employment by the Company pursuant to Section 6(a), 6(b) or 6(c), or by the Executive pursuant to Section 6(d), shall be communicated by a written Notice of Termination addressed to the other parties to this Agreement identifying the specific provisions of this Section 6 under which such termination is being effected (a "Notice of Termination").

               (f) Payments Upon Certain Terminations.

                   (i) Subject to Section 7, in the event of a termination of the Executive's employment by the Company without Cause, a termination by the Executive of his employment for Good Reason or a termination by the Executive within 12 months of a Change in Control (any such termination, a "Qualifying Termination"), (A) the Executive shall receive in a lump sum an amount equal to 2.99 times (x) the Executive's Base - Salary in effect immediately prior to such termination plus (y) a bonus equal to the - greater of the Executive's most recent annual bonus or the annual bonus received immediately prior to the Executive's most recent annual bonus; (B) the right of the - Executive to exercise any outstanding options or other rights to acquire any capital stock of the Company, shall be accelerated and become immediately exercisable; and (C) - the right of the Executive to receive any compensation measured by the price of any capital stock of the Company, and any other rights to compensation or benefits under this Agreement (other than salary and annual bonus) which are contingent upon the continued employment of the Executive shall become immediately exercisable or receivable by the Executive to the extent they would have become exercisable or receivable by the Executive if he had remained employed by the Company for the balance of the then current term of this Agreement.

                   (ii) If the Executive's employment is terminated by the Company for Cause or the Executive shall terminate his employment without Good Reason during the Employment Period, or on account of retirement at or after age 65, the Company shall pay the Executive his full Base Salary through the Date of Termination and, in the case of a termination by the Executive without Good Reason, a pro-rata bonus for the year of termination.




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                   (iii) In the case of the Executive's termination of
          employment due to the Executive's death, the Company shall pay the Executive's full Base Salary through the Date of Termination and shall continue to pay the Executive's then current Base Salary to a beneficiary designated by the Executive for a period of 180 days after the Executive's death. If the Executive's employment is terminated by the Company as a result of the Executive's Disability, the Company shall pay the Executive's full Base Salary through the Date of Termination and shall pay to the Executive an amount equal to 2 years' Base Salary plus the most recent annual bonus received by the Executive prior to the Executive's termination of employment. Amounts payable by the Company on account of the Executive's Disability shall be paid in 24 equal monthly installments at the end of each month after the month in which the Disability commences.

                   (iv) In the event that the Executive's employment is terminated by the Executive for Good Reason or by the Company without Cause, if at any time during the five year period following the Executive's termination of employment the Executive shall not be a full time employee of another employer, the Company shall provide the Executive with (A) - the use of a suitable office which need not be on the Company's premises, (B) appropriate secretarial services, (C) the automobile provided for in Section 5(d) - hereunder and (D) the cost of obtaining health, accident and dental benefits for the Executive at benefit levels that are comparable to the health, accident and dental benefits that the Executive would have received under the Company benefit plans described in Section 5(b) hereunder if the Executive had continued employment with the Company.

                   (v) In the case of any termination of employment, the Executive (or his estate, legal representative or beneficiaries) shall be entitled to receive all amounts payable and benefits accrued under any otherwise applicable plan, policy, program or practice of the Company in which the Executive was a participant during his employment with the Company in accordance with the terms thereof, provided that the Executive shall not be entitled to receive any payments or benefits under any such plan, policy, program or practice providing any, severance, bonus or incentive compensation (and the provisions of this Section 6(f) shall supersede the provisions of any such plan, policy, program or practice or the amounts payable hereunder shall be reduced by the amounts payable under any such severance, bonus or incentive compensation plan, policy, program or practice).

               (g) Date of Termination. As used in this Agreement, the term "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the




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date of his death, (ii) if the Executive's employment is terminated by the Company for Cause, the latest of the date on which Notice of Termination is given as contemplated by Section 6(e), the date of termination specified in such notice and the date any applicable correction period ends, and (iii) if the Executive's employment is terminated by the Company without Cause, due to the Executive's Disability or by the Executive for any reason, the date that is 30 days after the date on which Notice of Termination is given as contemplated by
Section 6(e) or, if no such notice is given, 30 days after the date of termination of employment.

               (h) Resignation upon Termination. Effective as of any Date of Termination under this Section 6 or as of such earlier date as the Company may request following the receipt or delivery of a Notice of Termination, the Executive shall resign, in writing, from all Board memberships and other positions then held by him with the Company and its Affiliates.

               7. Limit On Payments By The Company.

               (a) Application of this Section 7. In the event that any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company (the "Covered Payments"), would be an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986 (the "Code") and would thereby subject the Executive to the tax (the "Excise Tax") imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed), the provisions of this Section 7 shall apply to determine the amounts payable to Executive pursuant to this Agreement.

               (b) Calculation of Benefits. Immediately following delivery of any Notice of Termination, the Company shall notify the Executive of the aggregate present value of all termination benefits to which the Executive would be entitled under this Agreement and any other plan, program or arrangement as of the projected Date of Termination, together with the projected maximum payments, determined as of such projected Date of Termination that could be paid without the Executive being subject to the Excise Tax.

               (c) Imposition of Payment Cap. If (x) the aggregate value of all compensation payments or benefits to be paid or provided to the Executive under this Agreement and any other plan, agreement or arrangement with the Company exceeds the amount which can be paid to the Executive without the Executive incurring an Excise Tax and (y) the Executive would receive a greater net after-tax amount (taking into account all applicable taxes payable by the Executive, including any Excise Tax) by applying the limitation contained in this Section 7(c), then the amounts payable to the Executive under this Section 7 shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without the Executive becoming subject to such an Excise Tax (such reduced payments to be referred to as the "Payment Cap"). In the event that the




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Executive receives reduced payments and benefits hereunder, the Executive shall have the right to designate which of the payments and benefits otherwise provided for in this Agreement that he will receive in connection with the application of the Payment Cap.

               (d) Application of Section 280G. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

               i. such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company's independent certified public accountants or tax counsel selected by such accountants (the "Accountants"), relying on the best authority available at the time of such determination (including, but not limited to, any proposed Treasury Regulations upon which taxpayers may rely), that the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax, and

               ii. the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

               (e) Applicable Tax Rates. For purposes of determining whether the Executive would receive a greater net after-tax benefit were the amounts payable under this Agreement reduced in accordance with Section 7(c), the Executive shall be deemed to pay:

               (i) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the first amounts are to be paid hereunder, and

               (ii) any applicable state and local income taxes at the highest applicable marginal rate of taxation for such calendar year, net of the maximum reduction in Federal incomes taxes which could be obtained from the deduction of such state or local taxes if paid in such year;

         provided, however, that the Executive may request that such determination be made based on his individual tax circumstances, which shall govern such determination so long as the Executive provides to the Accountants such



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         information and documents as the Accountants shall reasonably request to determine such individual circumstances.

               (f) Adjustments in Respect of the Payment Cap. If the Executive receives reduced payments and benefits under this Section 7 (or this Section 7 is determined not to be applicable to the Executive because the Accountants conclude that the Executive is not subject to any Excise Tax) and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a "Final Determination") that, notwithstanding the good faith of the parties in applying the terms of this Agreement, the aggregate "parachute payments" within the meaning of Section 280G of the Code paid to the Executive or for his benefit are in an amount that would result in the Executive being subject an Excise Tax and the Executive would still be subject to the Payment Cap under the provisions of Section 7(c), then the amount equal to such excess parachute payments shall be deemed for all purposes to be a loan to the Executive made on the date of receipt of such excess payments, which the Executive shall have an obligation to repay to the entity making such payment on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by the Executive. If this Section 7 is not applied to reduce the Executive's entitlements under this Agreement because the Accountants determine that the Executive would not receive a greater net after-tax benefit by applying this Section 7 and it is established pursuant to a Final Determination that, notwithstanding the good faith of the parties in applying the terms of this Agreement, the Executive would have received a greater net after-tax benefit by subjecting his payments and benefits hereunder to the Payment Cap, then the aggregate "parachute payments" paid to the Executive or for his benefit in excess of the Payment Cap shall be deemed for all purposes a loan to the Executive made on the date of receipt of such excess payments, which the Executive shall have an obligation to repay to the Company on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by the Executive. If the Executive receives reduced payments and benefits by reason of this Section 7 and it is established pursuant to a Final Determination that the Executive could have received a greater amount without exceeding the Payment Cap, then the Company shall promptly thereafter pay the Executive the aggregate additional amount which could have been paid without exceeding the Payment Cap, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the original payment due date to the date of actual payment by the Company.

               8. Confidentiality; Nonsolicitation; Noncompetition; etc.

               (a) Unauthorized Disclosure. During the period of the Executive's employment with the Company and following any termination of such employment, without the prior written consent of the Board or its authorized representative, except to the extent required by an order of a court having jurisdiction or under subpoena from an



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appropriate government agency, in which event, the Executive shall use his reasonable efforts to consult with the Board prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, the Executive shall not disclose or use for his benefit or gain any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including but not limited to data and other information relating to members of the Board of Directors of Company, the Company or any of their respective Affiliates or to management of Company, the Company or any of their respective Affiliates), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (a) relating to Company, the Company or any of their respective Affiliates or (b) that Company, the Company or any of their respective Affiliates may receive belonging to suppliers, customers or others who do business with Company, the Company or any of their respective Affiliates (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of the Executive's breach of this Section 8).

               (b) Non-Competition. During the period of the Executive's employment with the Company and, following any termination thereof, the period ending on the first anniversary of the effective date of such termination, the Executive shall not, directly or indirectly, become employed in any capacity by, engage in business with, serve as an agent or consultant or a director, or become a partner, member, principal or stockholder (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any Person that competes or has a reasonable potential for competing, with any part of the business of the Company or any of its Affiliates (the "Business").

               (c) Non-Solicitation of Employees. During the period of the Executive's employment with the Company and, following any termination thereof, the period ending 18 months after the effective date of such termination, the Executive shall not, directly or indirectly, for his own account or for the account of any other Person, (i) solicit for employment, employ or otherwise interfere with the relationship of the Company or any of its Affiliates with any natural person throughout the world who is or was employed by or otherwise engaged to perform services for the Company or any of their respective Affiliates in connection with the Business at any time during which the Executive was employed by the Company (in the case of any such activity during such time) or during the six-month period preceding such solicitation, employment or interference (in the case of any such activity after the Date of Termination), other than (A) any such solicitation or employment on behalf of Company, the Company or any of their respective Affiliates during the Executive's employment with the Company or (B) the Executive's personal assistant, or (ii) induce any employee of the Company or any of its Affiliates who is a member of management to engage in any activity which the Executive is prohibited from




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engaging in under any of Sections 8(a), 8(b), 8(c) or 8(d) or to terminate his employment with the Company.

               (d) Non-Solicitation of Customers. During the period of the Executive's employment with the Company and, following any termination thereof, the period ending 18 months after the effective date of such termination, the Executive shall not, directly or indirectly, for his own account or for the account of any other Person, solicit or otherwise attempt to establish any business relationship of a nature that is competitive with the business or relationship of the Company or any of its Affiliates with any Person throughout the world which is or was a customer, client or distributor of the Company or any of its Affiliates at any time during which the Executive was employed by the Company (in the case of any such activity during such time) or during the twelve-month period preceding the Date of Termination (in the case of any such activity after the Date of Termination), other than any such solicitation on behalf of the Company or any of its Affiliates during the Executive's employment with the Company.

               (e) Return of Documents. In the event of the termination of the Executive's employment for any reason, the Executive shall deliver to the Company all of (i) the property of each of Company, the Company and their respective Affiliates and (ii) the documents and data of any nature and in whatever medium of each of Company, the Company and their respective Affiliates, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

               (f) No Disparaging Comments. Each of the Company (on behalf of itself and its Board, officers and employees, acting in their capacities as such) and the Executive agree not to make disparaging or derogatory comments about the other party, the Company's officers and directors (or their respective families), CD&R, and/or any of their respective Affiliates, except to the extent required by law, and then only after consultation with the other party to the maximum extent possible in order to maintain goodwill for each of the parties.

               9. Certain Acknowledgments and Agreements; Injunctive Relief with Respect to Covenants; Forum, Venue and Jurisdiction.

               (a) The Executive acknowledges and agrees that the covenants, obligations and agreements of the Executive contained in Section 8 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have.

               (b) The Executive acknowledges and agrees that the Executive has had and will have a prominent role in the management of the business, and the development of the goodwill, of the Company and its Affiliates and will establish and develop relations and contacts with the principal customers and suppliers of the Company and its Affiliates in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by the Executive to compete unfairly with, the Company and its Affiliates and that (i) in the course of his employment with the Company, the Executive has obtained and will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company and its Affiliates in the United States of America and the rest of the world that could be used to compete unfairly with the Company and its Affiliates; (ii) the covenants and restrictions contained in Section 8 are intended to protect the legitimate interests of the Company and its Affiliates in their respective goodwill, trade secrets and other confidential and proprietary information;
(iii) the restrictive covenants in Section 8 constitute part of the CD&R's inducement for entering into the Transaction; and (iv) the Executive desires to be bound by such covenants and restrictions.

               (c) The Company and the Executive each hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Michigan and the Federal courts of the United States of America located in the State of Michigan, in respect of the injunctive remedies set forth in this Section 9 and the interpretation and enforcement of Section 8 insofar as such interpretation and enforcement relate to any request or application for injunctive relief in accordance with the provisions of this Section 9, and the parties hereto hereby irrevocably agree that (i) the sole and exclusive appropriate venue for any suit or proceeding relating solely to such injunctive relief shall be in such a court, (ii) all claims with respect to any request or application for such injunctive relief shall be heard and determined exclusively in such a court,
(iii) any such court shall have exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating to any request or application for such injunctive relief, and (iv) each hereby waives any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to an application for such injunctive relief in a suit or proceeding brought before such a court in accordance with the provisions of this Section 9.

               (d) Executive represents that his economic means and circumstances are such that the provisions of this Agreement, including the restrictive covenants in Section 8, will not prevent him from providing for himself and his family on a basis satisfactory to him and them.

               (e) If any court of competent jurisdiction shall at any time determine that, but for the provisions of this paragraph, any part of this agreement is illegal, void as against public policy or otherwise unenforceable, the relevant part will automatically be amended to the extent necessary to make it sufficiently narrow in scope, time and geographic area to be legally enforceable. All other terms will remain in full force and effect.

               (f) If the Executive raises any question as to the enforceability of any part or terms of this agreement, including, without limitation, the restrictive covenants contained in Section 8, the Executive specifically agrees that he will comply fully with this Agreement unless and until the entry of an award to the contrary.

               10. Entire Agreement.

               (a) This Agreement (including the Schedules hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with the Executive by any other Person) are merged herein and superseded hereby.

               (b) Except as provided herein, the Executive and the Company acknowledge that this Agreement constitutes the entire agreement between the parties and supersedes any prior agreements between the Executive and the Company concerning the subject matter hereof, including, but not limited to, the Prior Agreement. The Executive agrees that the Prior Agreement shall terminate as of the Effective Date, and the Executive explicitly waives any rights to payments or benefits under the Prior Agreement, other than any earned or accrued base salary, bonus or other amounts payable or benefits owed and unpaid prior to the Effective Time. In addition, from the date hereof the Executive agrees that the consummation of the transactions contemplated by the Purchase Agreement shall not give rise a termination of his employment for "good reason" or as a result of a "change in control" under the Prior Agreement, and the Company and the Executive hereby expressly amend the Prior Agreement to that effect.

               11. Indemnification. The Company hereby agrees that it shall indemnify and hold harmless the Executive to the fullest extent permitted by Michigan law from and against any and all liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of litigation (including attorneys' fees), arising out of the employment of the Executive hereunder, except to the extent arising out of or based upon the gross negligence or willful misconduct of the Executive. Costs and expenses incurred by the Executive in defense of such litigation (including attorneys' fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of (a) a written request for payment, (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (c) an undertaking adequate under Michigan law made by or on behalf of the

Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement, including but not limited to as a result of such exception.

               12. Miscellaneous.

               (a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of Company, the Executive, and their respective Successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of the Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section. The Company may effect such an assignment without prior written approval of the Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means).

               (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without reference to principles of conflicts of law.

               (c) The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

               (d) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a Person authorized thereby and is agreed to in writing by the Executive and, in the case of any such modification, waiver or discharge affecting the rights or obligations of Company, is approved by the Board of Directors of the Company or a Person authorized thereby. For so long as the Executive serves as a member of the Board of Directors of the Company, he shall abstain from any vote with resect to his compensation or benefits or the terms of this Agreement, including modifications, waivers or amendments hereof. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

               (e) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

               (f) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

               (A)           If to the Company, to it at:


                             Complete Business Solutions, Inc.
                             32605 W. Twelve Mile Rd., Suite 250
                             Farmington Hills, Michigan 48334
                             Attention:  General Counsel

               (C) if to the Executive, to him at his residential address as currently on file with the Company, with a copy to:


                             Coudert Brothers
                             1114 Avenue of the Americas
                             New York, NY  10036
                             Attention:  Michael J. Hagan, Esq.



               Copies of any notices or other communications given under this Agreement shall also be given to:


                             Clayton, Dubilier & Rice, Inc.
                             375 Park Avenue
                             New York, New York  10152
                             Attention:  Kevin J. Conway


                                    and


                             Debevoise & Plimpton
                             875 Third Avenue
                             New York, New York 10022
                             Attention: Franci J. Blassberg, Esq.

               (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

               (h) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

               (i) Certain Definitions.

               "Affiliate" means with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

               "Change in Control" means, with respect to the Company, the first to occur after the date hereof of the following events:

               (A) the acquisition by any Person, entity or group (as defined in section 13(d) of the Securities Exchange Act of 1934) (other than acquisitions by (i) any Member, (ii) any employee benefit plan of the Company or Member, (iii) CD&R, the Executive or any of their respective Affiliates) through one transaction or a series of related transactions of 20% or more of the combined voting power of the then outstanding voting securities of the Company;

               (B) the merger or consolidation of the Company as a result of which persons who were stockholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company, other than any such merger or consolidation initiated by the Company or the Executive or any such merger or consolidation with an Affiliate of CD&R or the Executive;

               (C) the liquidation or dissolution of the Company (other than a dissolution occurring upon a merger or consolidation thereof) other than a liquidation of the Company into a Subsidiary or a liquidation or a dissolution that is incident to a reorganization; and

               (D) the sale, transfer or other disposition of all or substantially all of the assets of the Company through one transaction or a series of related transactions to one or more Persons or entities that are not, immediately prior to such sale, transfer or other disposition, Affiliates of the Company, CD&R or the Executive;

provided, however that notwithstanding the foregoing, the consummation of the Transaction contemplated by the Purchase Agreement shall not constitute a Change in Control.

               "Company Group" means the Company and its Subsidiaries.

               "Control" means, with respect to any Person, the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

               "Member" means a member of the Company Group.

               "New Business Opportunities" means investments that the Company may from time to time make in startup companies from a venture fund that the Company is currently contemplating creating.

               "Person" means any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

               "Subsidiary" means with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.


               "Successor" of a Person means a Person that succeeds to the first Person's assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.

               IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representative, and the Executive has hereunto set his hand, in each case effective as of the date first above written.


                                    COMPLETE BUSINESS SOLUTIONS, INC.



                                    By: ____________________________
                                    Name:
                                    Title:



                                    EXECUTIVE:



                                    ________________________________
                                    Raj B. Vattikuti